                              EMPLOYMENT AGREEMENT


         AGREEMENT dated May 19, 1997(the "Effective Date"), by and between VIRAGEN, INC., a Delaware Corporation ("Employer" or the "Company"), and ROBERT
C. RECH ("Employee").

                              W I T N E S S E T H:

         WHEREAS, Employer desires to employ Employee upon the terms and conditions hereinafter set forth and Employee desires to accept employment upon such terms and conditions; and

         WHEREAS, Employer and Employee desire to set forth in writing the terms and conditions of their agreements and understandings with respect to Employee's employment by Employer.

         NOW, THEREFORE, Employer hereby employs Employee and Employee hereby accepts employment under the following terms and conditions:

         1.       EMPLOYMENT

                  Employer hereby employs Employee, and Employee hereby accepts employment by Employer, upon all the terms and conditions hereinafter set forth.

         2.       TERM

                  Subject to the provisions for earlier termination set forth in
Section 9 hereof, this Agreement shall commence on the Effective Date and shall end as of the close of business of the day immediately preceding the first anniversary of the Effective Date (the "Employment Term"). Notwithstanding any of the foregoing to the contrary, if this Employment Agreement is terminated prior to the expiration of the Employment Term, a year shall mean, with respect to the year during which termination occurs, the period commencing on the first day of such year and ending as of the close of business of the day of termination of Employee's employment, and "Employment Term" shall mean the period commencing on the Effective Date and ending as of the close of business of the day of termination of Employee's employment.

         3.       EMPLOYEE'S REPRESENTATIONS AND WARRANTIES

                  Employee represents and warrants to Employer that he is free to accept full-time employment with Employer as contemplated herein and has no other written or oral obligations or commitments of any kind or nature which would in any way interfere with his acceptance of employment pursuant to the terms hereof or the full performance of his obligations hereunder or the exercise of his best efforts in his employment hereunder. Employee represents and warrants that he is not in breach of any existing confidentiality or covenant not to complete agreements, if any, the Employee may have executed with other third parties prior to the Effective Date.

         4.       DUTIES AND EXTENT OF SERVICES

                  Employee shall be employed as a Vice President and Officer of the Company, and as such, shall, subject to the direction of the Company's President, perform such duties and responsibilities as may be assigned to Employee from time to time by the Company's President and/or Executive Committee.

Employee agrees to devote sufficient time, skill, attention and energy diligently and competently to perform the duties and responsibilities assigned to him hereunder or pursuant hereto. Employee shall use his best efforts to be loyal and faithful at all times and constantly endeavor to improve his ability and his knowledge of the business of Employer in an effort to increase the value of his services for the mutual benefit of Employer and Employee. Employee agrees not to enter into any other employment agreement with any third party during the term hereof.

         5.       COMPENSATION

                  Employee shall receive a salary of $140,000 during the first full year of the Employment Term and $151,200 during the second full year of the Employment Term, payable in accordance with the Company's normal payroll process, currently bi-weekly. Employee is also entitled to receive fringe benefits that shall be made available to Employee described in this Agreement.

         6.       FRINGE BENEFITS AND EXPENSES

                  A. Employee Plans. Employee shall be eligible (subject to the terms and conditions of particular plans and programs) to participate in such medical, hospitalization, group health, accident, disability and life insurance programs and plans, such pension, profit sharing, stock option, incentive compensation and stock purchase plans and such other employee benefit programs to the same extent such plans and programs are made generally available from time to time by Employer to all of its other similarly-situated employees; provided, however, Employer shall be under no obligation to make any of such plans or programs available to its employees or continue any which currently or in the future exist, except as otherwise required by law.

                  B. Other Expenses. Employer shall reimburse Employee for his reasonable out-of-pocket costs and expenses, approved by the Company's President in advance, incurred in connection with the performance of his duties and responsibilities hereunder. Reimbursement of such expenses shall be subject to the submission by Employee of appropriate invoices, receipts and other supporting documentation, consistent with Employer's customary reimbursement policies and procedures.

                  C. AUTOMOBILE ALLOWANCE. Employer shall pay directly to Employee a monthly automobile allowance of $400. Employer shall also pay for the monthly expenses associated with parking the Employee's car in Manhattan. Employee shall submit such parking expenses to Employer who shall pay them directly to the owner or lessor of the parking facility as the case may be.

         7.       VACATIONS

                  Employee shall be entitled to normal vacation taken by other similar employees during the Employment Term. Employee shall not be entitled to be compensated for any unused vacation upon termination of this Agreement. The periods during which Employee will be absent from work shall be determined by Employee taking into account the needs of Employer's business and shall be subject to the approval of the Executive Committee of the Company (which shall not be unreasonably withheld).

         8.       FACILITIES

                  Employer shall provide and maintain (or cause to be provided and maintained) such facilities, equipment, supplies and personnel as it reasonably determines is adequate for Employee's performance of his duties and responsibilities under this Agreement. Employer agrees to also provide Employee at Employer's expense during the Employment Term a suitable office in Manhattan and a secretary should Employee determine one is necessary to carry out Employee's job function.

         9.       TERMINATION OF EMPLOYMENT

                  A. Termination Events. Notwithstanding any provisions of this Agreement to the contrary, Employee's employment may be terminated by Employer with Cause (as hereinafter defined) effective upon the delivery of written notice to Employee. In addition, Employee's employment shall terminate (i) upon Employee's death or (ii) upon Employee becoming Disabled (as hereinafter defined).

                  B. Definition of Disabled. For purposes of this Agreement, Employee shall be deemed to be "Disabled" when, by reason of physical or mental illness or of injury, he is unable to perform substantially all of the duties and responsibilities required of him in connection with his employment hereunder. No disability shall be deemed to exist until after Employee shall be unable to perform his duties hereunder for ninety (90) consecutive days (the "Disability Period"). If Employee shall have been under a disability but shall have returned to work prior to the end of the Disability Period, any new disability commencing within thirty (30) days of the termination of the prior disability shall be a continuation of the prior disability, and the period of all such disabilities shall be added together to determine whether, or how much of, the Disability Period has elapsed.

                  C. Definition of Cause. For purposes of this Agreement, "Cause" shall include, but not limited to: (a) conviction for fraud or criminal conduct (other than conviction of, or a plea of guilty to, a non-DUI related traffic violation) (b) habitual drunkenness or drug addiction; (c) embezzlement;
(d) sanctions against Employee in his capacity as an employee of Employer by regulatory agencies governing Employer or against Employer because of wrongful acts or conduct of Employee; (e) material breach or default by Employee of any of the terms or conditions of this Agreement; or (f) the resignation or quitting of Employee prior to the end of the Employment Term (in this last event, Employee's employment shall be deemed terminated with Cause on the date that he resigns or quits).

         10.      NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

                  A. Confidential Information. Employee acknowledges that Employee has been informed that it is the policy of Employer to maintain as secret and confidential all information relating to (i) the financial condition, businesses and interests of Employer and its affiliates, (ii) the systems, know-how, products, services, costs, inventions, patents, patent applications, formulae, research and development procedures, notes and results, computer software programs, marketing and sales techniques and/or programs, methods, methodologies, manuals, lists and other trade secrets heretofore or hereafter acquired, sold, developed and/or used by Employer and its affiliates and (iii) the nature and terms of Employer's and its affiliates' relationships with their respective customers, clients, suppliers, lenders, vendors, consultants, independent contractors and employees (all such information being hereinafter collectively referred to as "Confidential Information"), and Employee further acknowledges that such Confidential Information is of great value to Employer and its affiliates and, in and by reason and as a result of Employee's employment by Employer, Employee will be making use of, acquiring and/or adding to such Confidential Information. Therefore, Employee understands that it is reasonably necessary to protect Employer's and its affiliates' trade secrets, good will and business interests that Employee agree and, accordingly, Employee does hereby agree, that Employee will not directly or indirectly (except where authorized by the President of Employer for the benefit of Employer and/or its affiliate(s) and/or as required in the course of his employment) at any time during Employee's employment or for a period of five (5) years after employees termination divulge or disclose for any purpose whatsoever to any persons, firms, corporations or other entities other than Employer or its affiliates (hereinafter referred to collectively as "Third Parties"), or use or cause or authorize any Third Parties to use, any such Confidential Information, except as otherwise required by law. Confidential Information does not include information which (i) becomes or has generally been available to the public other than as a result of disclosure by Employee which was not so authorized by the Employer, (ii) was available to Employee on a non-confidential basis from a source other than the Employer, or (iii) becomes available to Employee on a non-confidential basis from a source other than the Employer, provided, however, that such source is not bound by a confidentiality agreement with the Employer.

                  B. Employer's Materials. In accordance with the foregoing, Employee furthermore agrees that (i) Employee will at no time retain or remove from the premises of Employer or its affiliates any research and development materials, drawings, notebooks, notes, reports, formulae, software programs or discs or other containers of software, manuals, data, books, records, materials or documents of any kind or description for any purpose unconnected with the strict performance of Employee's duties with Employer and (ii) upon the cessation or termination of Employee's employment with Employer for any reason, Employee shall forthwith deliver or cause to be delivered up to Employer any and all research and development materials, drawings, notebooks, notes, reports, formulae, software programs or discs or other containers of software, manuals, data, books, records, materials and other documents and materials in Employee's possession or under Employee's control relating to any Confidential Information or any property or information which is otherwise the property of Employer or its affiliates.

         11.      COVENANT-NOT-TO-COMPETE

                  In view of the Confidential Information to be obtained by or disclosed to Employee, because of the know-how acquired and to be acquired by Employee, and as a material inducement to Employer to enter into this Agreement and continue to employ Employee, Employee covenants and agrees that, so long as Employee is employed by Employer and for a period of two (2) years after Employee ceases for any reason to be employed by Employer, Employee shall not, directly or indirectly (i) divert business from, (ii) solicit or transact any business competitive with Employer or its affiliates with, or (iii) sell any products or services sold or offered by Employer or its affiliates to, any customer or former customer of Employer or its affiliates. In addition, Employee covenants and agrees that, so long as Employee is employed by Employer and for a period of two (2) years after Employee ceases for any reason to be employed by Employer, Employee hereby agrees to refrain from, anywhere in the world (the "Geographical Area"), directly or indirectly owning, managing, operating, controlling or financing, or participating in the ownership, management, control or financing, or participating in the ownership, management, control or financing of, or being connected with or having an interest in, or otherwise taking any part as a stockholder, director, officer, employee, agent, consultant, partner or otherwise in, any biopharmaceutical product competitive with products developed or being developed by Employer or its affiliates during Employee's term of employment including, but not limited to, natural human leukocyte-derived interferon alpha and any derivative product therefrom. Without limitation of the foregoing, Employer's business is acknowledged to include the development, manufacture and sale of human leukocyte interferon therapy and products and other natural or recombinant technologies aimed at enhancing the human immune system. Employee acknowledges that Employer's business is anticipated to be international in scope, that a similar business could effectively compete with Employer's and its affiliates businesses from any location in the world, and that, therefore, the restricted Geographical Area is reasonable in scope to protect Employer's and its affiliates' trade secrets and legitimate business interests.

         12.      EMPLOYER'S REMEDIES FOR BREACH OF SECTIONS 10 AND 11

                  Employee covenants and agrees that if Employee shall violate or breach any of Employee's covenants or agreements provided for in Sections 10 and 11 hereof, Employer and/or its affiliates shall be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations or benefits which Employee directly or indirectly has realized or realizes as a result of, growing out of or in connection with any such violation or breach. In addition, in the event of a breach or violation or threatened or imminent breach or violation of any provisions of Sections 10 or 11 hereof, Employer and/or its affiliates shall be entitled to a temporary and permanent injunction or any other appropriate decree of specific performance or equitable relief, without posting of bond, from a court of competent jurisdiction in order to prevent, prohibit or restrain any such breach or violation or threatened or imminent breach or violation by Employee, by Employee's partners, agents, representatives, servants, employers or employees and/or by any third parties. Employer shall be entitled to such injunctive or other equitable relief in addition to any damages which are suffered, and the prevailing party shall be entitled to reasonable attorneys' and paralegals' fees and costs and other costs incurred in connection with any such litigation, both before and at trial and at all tribunal levels. Resort by Employer and/or its affiliates to such injunctive or other equitable relief shall not be deemed to waive or to limit in any respect any other rights or remedies which Employer or its affiliates may have with respect to such breach or violation.

         13.      REASONABLENESS OF RESTRICTIONS

                  A. Reasonableness. Employee acknowledges that any breach or violation of Sections 10 or 11 hereof will cause irreparable injury and damage and incalculable harm to Employer and its affiliates and that it would be very difficult or impossible to measure the damages resulting from any such breach or violation. Employee further acknowledges that Employee has carefully read and considered the provisions of Sections 10, 11 and 12 hereof and, having done so, agrees that the restrictions and remedies set forth in such Sections (including, but not limited to, the time period, geographical and types of restrictions imposed) are fair and reasonable and are reasonably required for the protection of the business, trade secrets, interests and good will of Employer and its affiliates.

                  B. Severability. Employee understands and intends that each provision and restriction agreed to by Employee in Sections 10, 11 and 12 hereof shall be construed as separate and divisible from every other provision and restriction and that, in the event that any one of the provisions of, or restrictions in, Sections 10, 11 and/or 12 hereof shall be held to be invalid or unenforceable, the remaining provisions thereof and restrictions therein shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable provisions or restrictions had not been included therein, and any one or more of such valid provisions and restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any such provision relating to time period and/or geographical and/or type of restriction shall be declared by a court of competent jurisdiction to exceed the maximum or permissible time period, geographical area or type of restriction such court deems reasonable and enforceable, said time period and/or geographical and/or type of restriction shall be deemed to become and shall thereafter be the maximum time period and/or geographical restriction and/or type of restriction which such court deems reasonable and enforceable.

                  C. Survivability. The restrictions, acknowledgments, covenants and agreements of Employee set forth in Sections 10, 11, 12 and 13 of this Agreement shall survive any termination of this Agreement or of Employee's employment (for any reason, including expiration of the Employment Term).

         14.      STOCK OPTIONS

                  Effective the Effective Date, Employer hereby grants to Employee options to acquire up to 300,000 shares of Viragen, Inc. $.01 par value Common Stock (the "Options"), subject to and upon the following terms and conditions:

                  (a) The Options shall be exercisable by Employee (i) with respect to up to 150,000 shares of Common Stock, during the period commencing the first Anniversary of the Effective Date and shall end as of the close of business on the day immediately preceding the end of the 60th month following the Effective Date (the "First Exercise Period"), and (ii) with respect to up to 150,000 shares of Common Stock, during the period commencing on the second anniversary of the Effective Date, and shall end as of the close of business on the day immediately preceding the end of the 60th month following the Effective Date (the "Second Exercise Period"). The commencement of the First Exercise Period shall be permanently accelerated upon the date which the average market price of Common Stock for the 90 previous days has averaged 75% or more above the Exercise Price. The commencement of the Second Exercise Period shall be permanently accelerated upon the date which the average price of Common Stock for the 90 previous days has averaged 150% or more above the Exercise Price. In no event shall the commencement of the First or Second Exercise Period be delayed from the dates stated in the first sentence of this paragraph.

                  The exercise price with respect to the Options shall be the lower of the market close price of the Common Stock as of the Effective Date or the date this Agreement has been duly executed (the "Exercise Price").

                  (b) In the event Employee's employment is terminated with Cause, all unexercised Options, and all Options which have been exercised but which exercise has not been consummated by tender of payment for the purchase of Common Stock, shall automatically terminate on the date of Termination.

                  (c) In the event Employee dies or becomes Disabled, Employee or his personal representative shall have a period of twelve (12) months following the date of Employee's death or the last day of the Disability period (as the case may be) to exercise all Options which were exercisable on the date of Employee's death or that he became Disabled (as the case may be).

                  (d) Employee may exercise the Options by delivering written notice of exercise to Employer during the First or Second Exercise Period ("Exercise Notice") as the case may be. Such Options may be exercised, in whole or in part, as specified in the Exercise Notice.

                  (e) In the event that Employee exercises Options during the First Exercise Period, the purchase price for the Common Stock to be purchased by Employee shall be by cashiers check payable to the Employer the amount equal to the number of shares of Common Stock with respect to which Employee has exercised the Options, multiplied by the Exercise Price (the "First Option Purchase Price"). In the event that Employee exercises Options during the Second Exercise Period, the purchase price for the Common Stock to be purchased by Employee shall be by cashiers check payable to the Employer the amount equal to the number of shares of Common Stock (up to ______) with respect to which Employee has exercised the Options, multiplied by the Exercise Price (the "Second Option Purchase Price").

                  (f) The closing of the purchase of shares of Common Stock pursuant to the exercise of Options during the First Exercise Period or the Second Exercise Period (as the case may be, an "Option Closing"), shall occur on or before the tenth (10th) business day following the date the applicable exercised Notice was given. At the Option Closing (or at each Option Closing, if more than one), Employer shall issue to Employee a stock certificate evidencing the First Option Purchased Stock or the Second Option Purchased Stock, as the case may be.

                  (g) At Employee's request, subject to the provisions of any applicable securities laws, Employee may designate his spouse, children, siblings, nieces or nephews or a trust for their benefit of which Employee is sole trustee to own and hold record or beneficial title to all or portions of the First Option Purchased Stock and Second Option Purchased Stock.

                  (h) The Options granted hereunder are personal to Employee, and, except as permitted by subsection (g) above, may not be sold, assigned, devised, transferred, pledged, hypothecated or in any way disposed of, by operation of law or otherwise, at any time. Any purported sale, assignment, devise, transfer, pledge, hypothecation or disposition shall be utterly void and of no force or effect.

         15.      EMPLOYEE'S DISCLOSURES AND REPRESENTATIONS
                  AND WARRANTIES.

                  Employee hereby acknowledges, represents and warrants to, and/or agrees with, Employer as follows:

                  (a) That Employee and his representatives and agents (i) have received and read and are familiar with this Agreement, and (ii) are familiar with the business and operations conducted and to be conducted by Employer and the risks attendant thereto.

                  (b) That Employee and/or his representatives and agents have had an opportunity to ask questions of and receive satisfactory answers from Employer and/or a person or persons authorized to act on Employer's behalf concerning the terms and conditions of this Agreement, this transaction and Employer and its currently contemplated business and operations.

                  (c) That Employee has been represented by such legal and other professional advisors (if any), each of whom has been personally selected by Employee, as Employee has found necessary to consult concerning the transactions contemplated in or by this Agreement.

                  (d) That Employee has full right, power and authority to perform all obligations under this Agreement.

                  Employee hereby agrees to indemnify and hold harmless Employer and its shareholders, directors, officers, employees and agents from and against any and all loss, damage, liability, cost or expense (including reasonable attorneys' and paralegals' fees and costs before and at trial and at all appellate levels) due to or arising out of any inaccuracy in, or breach of, any representation, warranty or covenant of Employee contained in this Section 15.

         16.      INDEPENDENT COUNSEL

                  Employer and Employee agree that each of them have been, or were advised and fully understand that they are entitled to be, represented by independent legal counsel with respect to all matters contemplated herein, from the commencement of negotiations at all times through the execution hereof.

         17.      LAW APPLICABLE

                  This Agreement shall be governed by and construed pursuant to the laws of the State of Florida, without giving effect to conflicts of laws principles.

         18.      NOTICES

                  Any notices required or permitted to be given pursuant to this Agreement shall be sufficient, if in writing, and if personally delivered or sent by certified or registered mail, return receipt requested, to his residence, in the case of Employee, or to its then principal office, in the case of Employer.

         19.      SUCCESSION

                  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, heirs, assignees and/or successors in interest of any kind whatsoever; provided, however, that Employee acknowledges and agrees that he cannot assign or delegate any of his rights, duties, responsibilities or obligations hereunder to any other person or entity, except as provided for in Section 14(g) herein.

         20.      ENTIRE AGREEMENT

                  This Agreement constitutes the entire final agreement between the parties with respect to, and supersedes any and all prior agreements between the parties hereto both oral and written concerning, the subject matter hereof and may not be amended, modified or terminated except by a writing signed by the parties hereto.

         21.      SEVERABILITY

                  If any provision of this Agreement shall be held to be invalid or unenforceable, and is not reformed by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision and shall not in any way affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision were not contained herein.

         22.      NO WAIVER

                  A waiver of any breach or violation of any term, provision or covenant contained herein shall not be deemed a continuing waiver or a waiver of any future or past breach or violation. No oral waiver shall be binding.

         23.      ATTORNEYS' FEES

                  In the event that either of the parties to this Agreement institutes suit against the other party to this Agreement to enforce any of his or its rights hereunder, the prevailing party in such action shall be entitled to recover from the other party all reasonable costs thereof, including reasonable attorneys' and paralegals' fees and costs incurred before and at trial and at all tribunal levels.

         24.      CONSULTING

                  Employee may act as a consultant to the senior management or Board of up to two companies so long as it shall not interfere or materially detract with from Employee's duties to the Employer. Employee must submit the nature of any such consulting arrangement to Employer in advance for Employer's approval, such approval not to be unreasonably withheld.

         IN WITNESS WHEREOF, the undersigned have hereunto set their hands on the day and year first above written.

                                               VIRAGEN, INC.


                                         By: /s/ DENNIS W. HEALEY
                                                  Dennis W. Healey
                                                  Executive Vice President

                                                EMPLOYEE


                                         By: /s/  ROBERT C. RECH
                                                  Robert C. Rech